Exhibit 99.1
American Assets Trust, Inc. Closes $111 Million Mortgage Financing on City Center Bellevue
Company Release – 10/10/12
SAN DIEGO –American Assets Trust, Inc. (NYSE:AAT) (the “Company”) today announced that it closed a ten-year, $111 million non-recourse mortgage loan secured by City Center Bellevue, an approximately 497,000 square foot, 27-story LEED-EB Gold certified office tower located at 500 108th Avenue NE in Bellevue, Washington.
PNC Bank, National Association provided the mortgage financing, which carries a fixed interest rate per annum of 3.98% and is interest only. The Company’s operating partnership has provided a non-recourse carve-out guaranty and environmental indemnity.  Proceeds of the loan will be used to reduce the amounts outstanding on the Company’s credit facility.
About American Assets Trust, Inc.
The Company is a full service, vertically integrated and self-administered real estate investment trust, or REIT, headquartered in San Diego, California.  For over 40 years, the Company has been acquiring, improving, developing and managing premier retail, office and residential properties throughout the United States in some of the nation’s most dynamic, high-barrier-to-entry markets primarily in Southern California, Northern California, Oregon, Washington and Hawaii. The Company's retail portfolio comprises approximately 3.0 million rentable square feet, and its office portfolio comprises approximately 2.8 million square feet.  In addition, the Company owns one mixed-use property (including approximately 97,000 rentable square feet of retail space and a 369-room all-suite hotel) and over 900 multifamily units.  In 2011, the Company was formed to succeed to the real estate business of American Assets, Inc., a privately held corporation founded in 1967 and, as such, has significant experience, long-standing relationships and extensive knowledge of its core markets, submarkets and asset classes. For additional information, please visit www.americanassetstrust.com.
Forward Looking Statements
This press release may contain forward-looking statements within the meaning of the federal securities laws, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. While forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, they are not guarantees of future performance. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s annual report on Form 10-K and other risks described in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

Source: American Assets Trust, Inc.
Investor and Media Contact:
American Assets Trust
Robert F. Barton
Executive Vice President and Chief Financial Officer
858-350-2607